INDEPENDENT AUDITORS' CONSENT




To the Shareholders and Board of Trustees of:

WPG Government Money Market Fund
WPG Tax Free Money Market Fund
WPG Intermediate Municipal Bond Fund
WPG Core Bond Fund
WPG Growth and Income Fund
WPG Tudor Fund
Weiss, Peck & Greer International Fund
WPG Quantitative Equity Fund

We consent to the use of our report dated January 19, 1999 with respect to the WPG Government Money Market Fund, WPG Tax Free Money Market Fund, WPG Intermediate Municipal Bond Fund, WPG Core Bond Fund, WPG Growth and Income Fund, WPG Tudor Fund, Weiss, Peck & Greer International Fund, and WPG Quantitative Equity Fund incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.




                                                      KPMG LLP

New York, New York
February 26, 1999